240 S. Hamilton Street, Painted Post, New York 14870-9791 (607) 936-2827

March 11, 2010

Mr. Michael German, President

Corning Natural Gas

330 West William Street

Corning, NY 14830

Dear Mr. German:

Community Bank, N.A. (the "Bank") is pleased to advise you that the Bank has approved a new credit accommodation for Corning Natural Gas (the "Borrower") in the form of a Working Capital Line of Credit ("WC-LOC"). This commitment is subject to all of the terms and conditions contained herein.

LOAN TERMS

  Purpose: The WC-LOC shall be used to fund working capital.

  Amount: Under the WC-LOC, the Borrower may borrow from time to time up to an aggregate maximum amount of $7,000,000.

  Beginning March 31, 2010, aggregate borrowings at any one time on the WC-LOC may not exceed the sum then available according to the following formula: (a) 100% of all Borrower eligible accounts receivable plus (b) 100% of all Borrower gas inventory and 50% of all Borrower miscellaneous eligible inventories plus (c) 100% of the value of the Rabbi Trust minus (d) the balance of existing term loan #4280406-9001.

  Eligible accounts receivable are defined as: (i) all trade accounts receivable less than 90 days beyond date of invoice minus all (ii) contra accounts receivable, affiliate company accounts receivable and employee accounts receivable. Eligible inventories are defined as all inventories owned by the Borrower valued at cost. Eligible accounts receivable and eligible inventories must arise from the Borrower's ordinary course of business, as it exists on the date hereof. The Rabbi Trust is investment account #89151111309 held by Community Bank, NA.

  Interest Rate: Interest will be charged on outstanding principal balances at the 30-day Libor Rate, as published in the Wall Street Journal, plus 2.25% with changes to occur monthly with changes to the 30-day Libor Rate. However at no time will the interest rate go below 4%.

  Interest Payments: Payments of all interest accrued on outstanding principal balances hereunder shall be due on the first day of every month.

  Expiration: The WC-LOC shall expire February 28, 2011 unless extended in writing by the Bank. All advances under the WC-LOC shall be payable upon demand.

  Late Charges: Payments made more than ten days after the date due shall be subject to a late payment charge equal to 5% of the payment due or $25.00, whichever is greater.

  Prepayments: Prepayments of principal and interest may be made at any time without premium or penalty. All prepayments shall be applied first to accrued interest and then to principal.

  Collateral: With respect to the WC-LOC, the Bank will require a continued first security interest in all accounts, inventory, chattel paper, documents, instruments, and general intangibles, together with a first security interest in Rabbi Trust Account #89151111309.

  Guarantees: No Guaranty of the WC-LOC obligation is required to be furnished by the borrower.

GENERAL REQUIREMENTS

  Financial Statements/Reporting Requirements: Subsequent to the consummation of this transaction and for so long as any indebtedness thereunder shall remain unpaid, the Borrower shall deliver to the Bank, without expense to the Bank:

    Annual audited financial statements and SEC form 10-K prepared by an independent certified public accountant, satisfactory to the Bank, within 120 days after the close of each fiscal year.

    Quarterly SEC form 10-Q financial statement within 60 days after the close of each quarter.

    Monthly internally prepared financial statements within 45 days of each month-end.

    Monthly reconciliation of accounts receivable with agings, inventory and WC-LOC borrowings in form and substance reasonably satisfactory to the Bank, within 30 days of each month-end.

    The Borrower will provide the Bank with such other information and allow such inspections by the Bank as the Bank may from time to time reasonably request.

  Default: The maturity of all obligations of Borrower shall be accelerated upon the occurrence of an Event of Default as defined in the Loan Documents.

  Insurance: The Borrower shall maintain insurance (including without limitation hazard, liability and workers' compensation) in form and amount satisfactory to the Bank. Such policies shall provide for thirty days prior written notice of cancellation to the Bank and shall name the Bank as loss payee as its interest appears.

  Organization: The Borrower shall maintain its due organization and authority, and shall comply with all governmental requirements and the terms of all corporate restrictions on it.

  New Third-Party Debt: The Borrower shall not incur new indebtedness after the loan closing exceeding $2,500,000 without furnishing advance notice to the Bank.

  Financial Covenants: During the term of the Loans, the Borrower shall at all times maintain the following covenants and restrictions:

    Maintain a tangible net worth of not less then $9,000,000.00. Tangible net worth is defined as the total value of all assets excluding goodwill and intangible assets less total liabilities. Measured at fiscal year end starting with the 9/30/09 financial statement.

    Maintain a Debt to Tangible Net Worth ratio of less then 3.5 to 1.0. Measured at fiscal year end starting with the 9/30/09 financial statement.

    Maintain a debt service coverage ratio of 1.10 to 1. Measured at fiscal year end starting with the 9/30/10 financial statement. The debt service coverage ratio is defined as:

  (net inc. excluding other comprehensive inc. or loss+depr. & amort.+int.-div. & dist.)

  (current maturity loan term debt from the prior period financial statement + interest)

  Loan Documents: A new Line of Credit Agreement will be required at closing.

MISCELLANEOUS

  Assignability: This commitment is not assignable and will expire in the event that it is not accepted and returned to the bank on or before March 31, 2010.

  Fees/Costs: By acceptance of this commitment, Borrower agrees to pay all costs in connection with preparation of updated loan documents and all charges for UCC searches and filing fees.

  Warranty: Borrower warrants that all matters, documents and instruments furnished to the Bank and upon which this commitment is based, including without limitation, financial statements, are complete and that there has been no material omission therefrom.

  Further Actions: Borrower agrees to execute and/or deliver to us further documentation, covenants, and items as we or our counsel may reasonably require or as may become necessary to effect the consummation of this transaction.

  Contingency: This commitment is contingent upon there being no detrimental or adverse change in the financial condition of the Borrower.

  Survival: The terms and conditions of this letter shall survive the consummation of this transaction.

Very truly yours,

COMMUNITY BANK, N.A.

Thomas Beers

Vice President

ACCEPTED AND AGREED:

Corning Natural Gas

By:

Michael German, President Date